Exhibit 99.1

TEMPUR-PEDIC INTERNATIONAL THIRD QUARTER 2005 NET SALES RISE 13%

TO $206.1 MILLION

– Company Announces Share Repurchase Program –

LEXINGTON, KY, October 20, 2005 – Tempur-Pedic International Inc. (NYSE: TPX), the market-leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced net sales and earnings for the third quarter ended September 30, 2005, the adoption of a share repurchase program, a refinancing of the Company’s senior credit facility on improved terms and a plan to repatriate foreign earnings.

Highlights

•	Net sales rose 13% to $206.1 million from $181.7 million in the third quarter of 2004. Retail channel sales worldwide increased 19%. Sales in the international retail channel were especially strong, increasing 31%.

•	The Company’s Board of Directors authorized an $80 million share repurchase program.

•	The Company closed on a new $340 million global senior credit facility with improved terms.

•	The Company is in process of completing the repatriation of $115.0 million of foreign earnings related to the American Jobs Creation Act of 2004 and expects this to be completed by the end of October 2005.

Pro forma net income rose 3% to $24.4 million, or $0.24 per diluted share, from $23.7 million, or $0.23 per diluted share, in the third quarter of 2004. The Company reported net income under Generally Accepted Accounting Principles (GAAP) of $17.4 million, or $0.17 per diluted share, compared to $22.4 million, or $0.22 per diluted share, in the third quarter of 2004, a decrease of 22%. GAAP results include a one-time tax charge of $0.06 per fully diluted share for the repatriation of foreign earnings related to the American Jobs Creation Act of 2004.

Chief Executive Officer Robert B. Trussell, Jr. commented, “Our financial results for the third quarter are in line with the top end of the range we provided in September 2005 and represent strong continued growth in our net sales compared to 2004. As we discussed last month, the retail environment softened during the third quarter related to macro-economic factors that adversely affected net sales growth in our U.S. business. However, our international business showed considerable strength as a result of our new marketing initiatives and product launches.”

President H. Thomas Bryant added, “We continued expanding our furniture retail channel, adding approximately 270 net furniture stores in the U.S. and 190 net stores internationally. Our international results reflect continued strong demand for our premium products across our international markets. Sales growth in our U.S. retail established accounts slowed significantly in the third quarter. As we announced in September, based on our lowered growth expectations for the second half we expect annualized established account growth of 20 - 25% for 2005. Moreover, like many other companies in the furniture industry, during the third quarter we began experiencing impact on our net income from the rising costs of certain raw materials and fuel surcharges on transportation costs.

“We have been accelerating the rollout of our newest mattress models in the U.S. ‘The EuroBed by Tempur-Pedic™,’ which we began shipping in July, is already in approximately 24% of our retail accounts. ‘The OriginalBed by Tempur-Pedic™,’ which began shipping in late August, is in approximately 28% of our retail accounts. To date, retailer and consumer reaction to our new products has been excellent, and we continue to expect ‘The OriginalBed by Tempur-Pedic™’ to considerably broaden our universe of consumers and expand our market share.

“The Company’s other new product initiatives are also proceeding well. We launched our Scandinavian Bed Collection, which was previously available only in the Nordic region, throughout Europe and the reception has been excellent. In September, we also launched a new pillow collection exclusively for Japan.

“Within our manufacturing and supply chain operations, we are focusing our efforts on generating productivity improvements and cost reductions. For example, we have made use of several new sourcing and procurement initiatives, which we believe will result in additional cost savings and help us manage raw materials costs in the coming quarters. Regarding raw materials, we have not experienced a supply interruption to date in part because we source raw materials from multiple suppliers on a global basis and manufacture our own TEMPUR® material.”

For a complete discussion of pro forma adjustments, see the Supplemental Information included later in this press release.

Share Repurchase Program

The Board of Directors authorized the repurchase of up to $80 million of shares of the Company’s common stock. Stock repurchases under this program may be made through open market transactions, negotiated purchases or otherwise, at times and in such amounts as management and a committee of the Board deem appropriate. The Company noted it will not purchase shares from insiders. The timing and actual number of shares repurchased will depend on a variety of factors including price, financing and regulatory requirements and other market conditions. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. This share repurchase program may be limited, suspended or terminated at any time without prior notice.

Financings

The Company closed on a new global senior credit facility with Bank of America, N.A. as lead agent. The total facility is $340 million, comprised of a U.S. revolver of $200 million, a European revolver of $30 million and a European five-year term loan of $110 million. The terms of the new agreement include an approximately 100-basis point reduction in the interest margin charged on outstanding borrowings compared to the prior credit facility as well as favorable changes to the financial and non-financial covenants. The Company anticipates taking a one-time, non-cash write-off of approximately $3.5 million in the fourth quarter related to deferred financing charges from its prior credit facility.

In addition to the refinancing of its senior credit facility on more favorable terms, the Company expects to complete an industrial revenue bond financing for its New Mexico facility under construction. Under the terms of the proposed financing, Bernalillo County, New Mexico will issue $75 million of Taxable Variable Rate Industrial Revenue Bonds, supported by a letter of credit issued under the Company’s new U.S. revolver. The closing of this financing is subject to completion of documentation and satisfaction of closing conditions and is expected to occur by the end of October 2005.

Repatriation of Earnings

The Company is in the process of repatriating approximately $115 million in foreign earnings related to the American Jobs Creation Act of 2004 (the Act). The Company expects this will be completed by the end of October 2005. Subject to obtaining certain foreign tax rulings, the Company expects to repatriate up to an additional $55 million in the fourth quarter of 2005, for a total $170 million repatriation plan. In the third quarter, the Company recorded a one-time charge related to the tax expense of approximately $6.5 million, or $0.06 per fully diluted share, for the repatriation plan which was finalized in the third quarter. Proceeds from the repatriation will be reinvested in its U.S. operations consistent with the objectives of the Act. Planned uses include, among others, investment in its new Albuquerque production facility, U.S.-based advertising, hiring and training, and capital investment.

2005 Guidance

The Company is confirming the full-year 2005 guidance it provided on September 19, 2005 for net sales and pro forma diluted net income per share. It currently expects net sales for 2005 to range between $845 million – $855 million and pro forma diluted net income per share to range from $1.05 - $1.07. It currently expects GAAP diluted earnings per share to range from $0.94 – 0.96 versus its previous guidance of $1.04 – 1.06. The change in guidance for GAAP diluted earnings per share takes into account a total charge of approximately $0.10 per share for the effects of the tax provision for the repatriation and the write-off of deferred financing costs related to the Company’s prior credit facility. The Company notes that its guidance for pro forma and GAAP diluted earnings per share do not assume any benefit from a potential reduction in shares outstanding related to its share repurchase plan.

The Company notes that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Conference Call Information

Tempur-Pedic International will host a live conference call with Chief Executive Officer Robert Trussell, Jr., President H. Thomas Bryant, and Chief Financial Officer Dale Williams to discuss third quarter financial results today, October 20, 2005 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The dial-in number for the conference call is 706-634-0167. The call is also being webcast, and can be accessed at http://www.tempurpedic.com/ir.

For those who cannot listen to the live broadcast, a replay of the call will be available from October 20, 2005 at 8:00 p.m. Eastern Time through October 27, 2005. To listen to the telephone replay, dial 706-645-9291, conference ID #1229662.

An archived webcast will also be available on the Tempur-Pedic International investor relations website at http://www.tempurpedic.com/ir.

Forward-looking Statements

This release contains “forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management’s expectations regarding its net sales and pro forma and GAAP net income for the full year 2005, anticipated sales growth in established accounts, the rollout and market acceptance of new products, plans to increase sales and reduce costs, the Company’s intention to repurchase shares of its common stock from time to time under its share repurchase program, the planned industrial revenue bond financing and expectations regarding earnings repatriations, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic and industry conditions and consumer confidence; uncertainties arising from global events; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaign and other marketing programs; the Company’s ability to further penetrate the US retail furniture channel, continuously improve its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; rising commodity costs; the market price for the Company’s common stock prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the inability to obtain foreign tax rulings required to complete an additional repatriation of foreign earnings. Additional information concerning these and other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s annual report on Form 10-K under the headings “Special Note Regarding Forward-Looking Statements” and “Business-Risk Factors”. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows™ made from its proprietary TEMPUR® pressure-relieving material: a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International are in Lexington, KY.

For more information, visit http://www.tempurpedic.com or call 800-805-3635.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	Chg %	2005	2004	Chg %
Net sales	$206,095	$181,737	13%	$621,089	$486,460	28%
Cost of sales	103,577	85,657		305,793	228,228

Gross profit	102,518	96,080	7%	315,296	258,232	22%

Selling and marketing expenses	41,590	34,911		124,708	101,519
General and administrative expenses	17,483	17,683		51,849	48,974
Research and development expenses	627	651		1,944	1,381

Operating income	42,818	42,835	0%	136,795	106,358	29%

Other income (expense), net:
Interest expense, net	(5,079)	(6,220)		(15,306)	(17,865)
Loss on extinguishment of debt	—	—		(717)	(5,381)
Other income (expense), net	(160)	(175)		167	21

Total other expense	(5,239)	(6,395)		(15,856)	(23,225)

Income before income taxes	37,579	36,440		120,939	83,133
Income tax provision	20,211	14,029		51,971	32,006

Net income	$17,368	$22,411	-23%	$68,968	$51,127	35%

Earnings per share:
Basic	$0.18	$0.23		$0.70	$0.52
Diluted	$0.17	$0.22		$0.67	$0.50

Weighted average shares outstanding:
Basic	99,090	97,763		98,770	97,601
Diluted	103,346	103,036		103,171	102,933

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Balance Sheet

(In thousands)

	September 30,	December 31,
	2005	2004	Chg %
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$52,401	$28,368
Accounts receivable, net	116,408	93,804
Inventories	87,159	66,162
Prepaid expenses and other current assets	9,982	12,523
Income taxes receivable	—	4,136
Deferred income taxes	9,140	8,853

Total current assets	275,090	213,846	29%
Property, plant and equipment, net	182,851	138,457
Goodwill	201,234	200,810
Other intangible assets, net	74,418	76,122
Deferred financing and other non-current assets, net	8,960	10,388

Total assets	$742,553	$639,623	16%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,193	$34,771
Accrued expenses and other	56,694	55,600
Income taxes payable	23,540	—
Current portion of long-term debt	3,178	8,758

Total current liabilities	121,605	99,129	23%
Long-term debt	304,136	280,913
Deferred income taxes	43,149	43,771
Other non-current liabilities	1,823	2,189

Total liabilities	470,713	426,002	11%
Stockholders’ Equity:
Common stock - $.01 par value, 300,000 shares authorized, 99,204 and 98,194 shares issued and outstanding, respectively	992	982
Additional paid in capital	255,328	253,134
Deferred stock compensation - net of amortization of $11,741 and $9,429, respectively	(2,767)	(5,079)
Retained earnings (deficit)	16,345	(52,623)
Accumulated other comprehensive income	1,942	17,207

Total stockholders’ equity	271,840	213,621	27%

Total liabilities and stockholders’ equity	$742,553	$639,623	16%

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004	Chg %
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$68,968	$51,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,815	16,938
Amortization of deferred financing costs	1,804	2,432
Loss on extinguishment of debt	717	—
Stock-based compensation amortization	2,312	4,256
Allowance for doubtful accounts	2,286	2,992
Deferred income taxes	(909)	2,202
Foreign currency adjustments	606	53
Loss on sale of equipment and other	574	367
Changes in operating assets and liabilities
Accounts receivable	(30,477)	(35,709)
Inventories	(23,917)	4,232
Prepaid expenses and other current assets	1,569	(1,267)
Accounts payable	6,275	3,842
Accrued expenses and other	2,078	3,146
Income taxes	28,375	1,118

Net cash provided by operating activities	79,076	55,729	42%

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for trademarks and other intellectual property	(1,520)	—
Purchases of property, plant and equipment	(68,139)	(23,014)
Proceeds from sale of equipment	327	77

Net cash used by investing activities	(69,332)	(22,937)	-203%

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term Revolving Credit Facility	73,500	33,511
Repayments of long-term Revolving Credit Facility	(22,000)	(35,670)
Repayments of term loans	(33,492)	(78,006)
Cash held in trust for repayment of Senior Subordinated Notes	—	60,243
Payments of deferred financing costs	(250)	(2,361)
Proceeds from issuance of common stock	2,204	797

Net cash provided (used) by financing activities	19,962	(21,486)	192%

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(5,673)	(362)

Increase in cash and cash equivalents	24,033	10,944

CASH AND CASH EQUIVALENTS, beginning of period	28,368	14,230

CASH AND CASH EQUIVALENTS, end of period	$52,401	$25,174	108%

Supplemental Information

Pro Forma Net Income and Other Financial Data

To further provide investors useful information, pro forma net income is presented and represents the Company’s GAAP net income before income tax expense on repatriation of foreign dividend of $6.5 million for the three and nine months ended September 30, 2005. In addition, non-cash stock-based compensation expense of $0.5 million and $1.3 million for the three months ended September 30, 2005 and 2004, respectively, and $1.9 million and $4.3 million for the nine months ended September 30, 2005 and 2004 respectively, are excluded from GAAP net income and included in pro forma net income. In addition, for the nine months ended September 30, 2004, GAAP net income includes, and pro forma net income excludes, a loss on debt extinguishment totaling $3.3 million, net of tax, relating to the Company’s redemption in January 2004 of $52.5 million aggregate principal amount of the outstanding 10-1/4% Senior Subordinated Notes due 2010, issued by its subsidiaries Tempur-Pedic, Inc. and Tempur Production USA, Inc.

The Company believes that excluding the repatriation income tax provision, non-cash stock-based compensation expense and loss on debt extinguishment provides a measure that is more representative of ongoing costs and therefore more comparable to the Company’s historical operations. The following is a reconciliation of GAAP net income to pro forma net income and per share amounts:

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Pro Forma Net Income,

and Other Financial Data

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
GAAP net income	$17,368	$22,411	$68,968	$51,127

Income tax provision on repatriation dividend	6,491	—	6,491	—
Non-cash stock-based compensation expense	553	1,266	1,983	4,256
Loss on extinguishment of debt, net of tax	—	—	—	3,309

Pro forma net income	$24,412	$23,677	$77,442	$58,692

GAAP net income per share, diluted	$0.17	0.22	0.67	0.50

Income tax provision on repatriation dividend	0.06	—	0.06	—
Non-cash stock-based compensation expense	0.01	0.01	0.02	0.04
Loss on extinguishment of debt, net of tax	—	—	—	0.03

Pro forma net income per share, diluted	$0.24	0.23	0.75	0.57

Other financial data

Depreciation and amortization	$6,888	$7,229	$21,127	$21,194
Net debt	$254,913	$270,722	$254,913	$270,722

Summary of Channel Sales

The Company generates sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores globally. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

The following table highlights net sales information, by channel and by segment, for the third quarter of 2005 compared to 2004:

($ in thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004	2005	2004
By Sales
Channel
Retail	$159,446	$133,429	$106,937	$93,260	$52,509	$40,169
Direct	23,694	24,767	20,085	21,300	3,609	3,467
Healthcare	10,748	11,442	2,725	2,793	8,023	8,649
Third Party	12,207	12,099	2,576	2,206	9,631	9,893

Total	$206,095	$181,737	$132,323	$119,559	$73,772	$62,178

Summary of Product Sales

A summary of net sales by product is reported below:

($ in thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004	2005	2004
Net Sales
Mattresses	$139,162	$119,754	$96,398	$85,406	$42,764	$34,348
Pillows	30,950	33,036	12,985	14,076	17,965	18,960
Other	35,983	28,947	22,940	20,077	13,043	8,870

Total	$206,095	$181,737	$132,323	$119,559	$73,772	$62,178

Units Sold(1)
Mattresses	171,939	150,029	95,725	91,860	76,214	58,169
Pillows	650,934	712,603	277,262	288,316	373,672	424,287

(1)	Units sold represent net sales after consideration of returned mattresses and pillows and excludes units shipped to fulfill warranty claims and promotional activities.